UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 21, 2012

OCEANFIRST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-11713	22-3412577
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

975 HOOPER AVENUE, TOMS RIVER, NEW JERSEY 08753

(Address of principal executive offices, including zip code)

(732)240-4500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 140.13e-4(c))

ITEM 7.01	REGULATION FD DISCLOSURE

On October 29 and 30, 2012, the primary market area of OceanFirst Bank (the “Bank”), the banking subsidiary of OceanFirst Financial Corp. (the “Company”), was adversely impacted by Superstorm Sandy. The storm disrupted operations for most businesses in the area and caused substantial property damage. The Bank is routinely providing payment deferrals to residential borrowers impacted by the storm for two months without penalty. An additional two months extension will be considered if adequate documentation is presented. Through December 18, 2012, 114 residential loan borrowers have requested a payment deferment. For this pool of borrowers, the outstanding principal balance is $25.2 million; the average loan size is $221,000; the weighted average loan-to-value ratio was 59% based on appraisal values at the time of origination or a more recent valuation, if available; and 70% of these loans are located in a flood zone. The Bank requires flood insurance on all properties in a flood zone. The Company has also attempted to contact all of its commercial loan borrowers. At this time, only three commercial real estate borrowers with a combined total outstanding loan balance of $3.6 million have reported substantial property damage. Each of these loans maintains a loan-to-value ratio less than 25%, based on appraisal values at the time of origination or a more recent valuation, if available.

At September 30, 2012, $213.6 million of the Bank’s one to four family residential loans were in a flood zone, representing 25.8% of this loan portfolio. The weighted average loan-to-value ratio (using the most recent valuation) was 42%. Additionally, $38.8 million of the Bank’s home equity loan and line balances were in a flood zone, representing 19.1% of this loan portfolio. Finally, $91.5 million of the Bank’s commercial real estate portfolio were in a flood zone, representing 19.2% of this loan portfolio. The weighted average loan-to-value ratio (using the most recent valuation) was 44%.

In addition to the impact of the storm on the Bank’s loan portfolio, the Company expects to record charge-offs for the three months ended December 31, 2012, relating to residential loans where the borrower’s obligation was discharged in bankruptcy (the “bankruptcy charge-off”). The charge-off is based on new guidance issued by the Bank’s regulator, the Office of the Comptroller of the Currency, which requires the classification of certain performing loans discharged in bankruptcy as troubled debt restructurings.

Management is currently in the process of continuing its evaluation of the impact of the storm and the bankruptcy charge-off relative to the adequacy of the Company’s Allowance for Loan Losses. Although the ultimate amount of loan losses relating to the storm is difficult to predict, and information continues to be gathered, management currently believes that an additional provision for loan losses may be advisable related to the combined impact of the storm and the bankruptcy charge-off in the range of $1.0 million to $3.0 million for the three months ended December 31, 2012. This amount would be in addition to the Company’s recurring quarterly provision for loan losses.

This report is being furnished to the SEC and shall not be deemed “filed for any purpose.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEANFIRST FINANCIAL CORP.

/s/ Michael Fitzpatrick
Michael Fitzpatrick
Executive Vice President and Chief Financial Officer

Dated: December 21, 2012